FORM NO. 7a **Registration No. 47855**

BERMUDA

CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Blue Capital Reinsurance Holdings Ltd.

was delivered to the Registrar of Companies on the 3rd day of **October 2013** in accordance with section 45(3) of ***the Companies Act 1981*** ("the Act").

Given under my hand and Seal of the REGISTRAR OF COMPANIES this 9th day of **October 2013**

for **Registrar of Companies**

Capital prior to increase:	US$ 1,000.00
Amount of increase:	US$ 99,999,000.00
Present Capital:	US$ 100,000,000.00